EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Vestis Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations	457(h)	$10,000,000	100%	$10,000,000	0.00014760	$1,476

Total Offering Amounts					$10,000,000		$1,476

Total Fee Offsets

Net Fee Due							$1,476
(1)

The Deferred Compensation Obligations are unsecured obligations of Vestis Corporation to pay up to $10,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Vestis Corporation Deferred Compensation Plan (the “Plan”).

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the amount of compensation that may be deferred under the Plan.